Exhibit (c)(2)

CORPORATE FINANCE FINANCIAL ADVISORY SERVICES FINANCIAL RESTRUCTURING STRATEGIC CONSULTING HL.com Project Horizon Draft – Discussion Material To the Special Committee of Board of Directors of Pulse Electronics Corporation January 21, 2015 Draft - Confidential

Pre - Transaction Market Enterprise Value Project Horizon Discussion Materials 1 Pre - Transaction Enterprise Value Trading History (shares outstanding and dollars in millions, except per share values and where otherwise noted) Public Market Enterprise Value Derivation (Pre-Transaction) Closing Stock Price January 20, 2015 $1.04 Common Shares Outstanding [1] 17.475 Dilutive Shares[2] 0.000 Fully Diluted Shares 17.475 Market Value of Equity $18.2 Debt [3] 145.8 Contingent Liabilities [4] 14.2 Minority Interest [5] 6.2 Total Cash [5] (20.1) Pre-Transaction Public Market Enterprise Value $164.2 Implied Multiples Enterprise Value / Revenue NFY (Fiscal Year Ending December 31, 2014) [6] 0.48x NFY+1 (Fiscal Year Ending December 31, 2015) [6] 0.46x Enterprise Value / EBITDAO NFY (Fiscal Year Ending December 31, 2014) [6] 9.0x NFY+1 (Fiscal Year Ending December 31, 2015) [6] 6.2x Price Per Share 10-Day Average [7] $1.05 1-Month Average [7] $1.05 3-Month Average [7] $1.18 6-Month Average [7] $1.59 52-Week High [7] $4.45 52-Week Low [7] $0.75 Other Market Information 30-Day Average Daily Trading Volume (in thousands) [7] 13.5 Dividend Yield [7] 0.0% Number of Analysts Covering the Company [8] 0 Total Public Float [7] 4.876 % of Total Shares Outstanding 27.9% Top 10 Institutional Holdings - Excluding Oaktree [8] 1.455 % of Total Shares Outstanding 8.3% % of Total Public Float 29.8% LTM refers to Latest 12 Months. NFY refers to the next fiscal year for which financial information has not been made public. NFY+1 refers to the fiscal year following NFY. EBITDAO refers to Earnings Before Interest, Taxes, Depreciation & Amortization, and Stock Option Expense. 1. Data from the Company's 10-Q filing dated November 10, 2014 for the quarterly period ended September 26, 2014. 2. Dilutive Shares reflect in-the-money outstanding options, SARs, and restricted stock units for the period ended September 26, 2014. 3. Represents face value of debt, excluding original issue discount. 4. Contingent Liabilities include defined benefit plan liability, CEO severance liability, contingent liability related to the Halo litigation, Turkish tax assessment, restructuring liability, environmental liability, and product warranty liability. 5. Data as of December 31, 2014, per Company management. 6. Reflects management's projections. 7. Per Capital IQ. 8. Per Bloomberg.

Project Horizon
Discussion Materials

Shareholder Structure

Ownership Structure

(figures in millions)

Current Shareholders	Shares Held[1]	Ownership %[1]
Majority Shareholder		
Oaktree Capital Management	12.000	68.7%
Insider Holdings		
Insiders:		
Faison (Ralph E)	0.347	2.0%
All Other Directors	0.268	1.5%
Total Insider Holdings	0.615	3.5%
Public Holdings		
Top Institutional Holders:		
Cannell Capital	0.464	2.7%
Royce and Associates	0.252	1.4%
Schneider Capital MGMT	0.231	1.3%
Blackrock	0.120	0.7%
Renaissance Technologies Corp.	0.090	0.5%
ICM Asset Management Inc.	0.086	0.5%
Wolverine Asset MGMT	0.065	0.4%
Vanguard Group Inc.	0.063	0.4%
KCG Holdings	0.046	0.3%
Oppenheimer & Co.	0.036	0.2%
Top Institutional Holdings[2]	1.455	8.3%
Other Institutional Holdings	0.206	1.2%
Institutional Holdings[2]	1.660	9.5%
Other Public Shareholdings	3.200	18.3%
Total Public Holdings[3]	16.860	96.5%
Total Basic Shares Outstanding[1]	17.475	100.0%
Options[4]	0.000	0.0%
Total Fully Diluted Shares Outstanding	17.475	100.0%

Ownership Summary[1]


Total Insider Holdings, 3.5%
Total Institutional Holdings, 9.5%
Other Public Shareholdings, 18.3%
Oaktree Holdings, 68.7%
Oaktree Holdings
Total Insider Holdings
Total Institutional Holdings
Other Public Shareholdings

Source: Company filings, CapitalIQ
Note:
1. *Based on 17,475,139 outstanding shares as of 9/30/14, per Public Filings, which includes 600,000 restricted shares as of 9/30/14*
2. *Excludes Oaktree Capital Management's holdings. .*
3. *Total Public Holdings denotes shares not owned by Insiders.*
4. *Based on 300,000 shares underlying options as of 9/30/14, per Public Filings, calculated per treasury method.*

Total Shares Outstanding refers to Shares Outstanding plus shares underlying potentially dilutive securities.
Sources: Bloomberg, Company Management.

HOULIHAN LOKEY 2

0.000 0.200 0.400 0.600 0.800 1.000 1.200 1.400 1.600 1.800 2.000 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 01/16/13 04/16/13 07/16/13 10/16/13 01/16/14 04/16/14 07/16/14 10/16/14 01/16/15 Daily Volume (MMs) Closing Stock Price (US $) Daily Volume Pulse Electronics Corporation Events Trading History Project Horizon Discussion Materials 3 Price & Volume History Price & Volume Statistics 1 - Week Avg. Daily Volume 1.894 1 - Month Avg. Daily Volume 13,530 3 - Month Avg. Daily Volume 50,954 6 - Month Avg. Daily Volume 46,230 1 - Year Avg. Daily Volume 34,471 52 Week High (2/24/2014) $4.45 52 Week Low (10/17/2014) $0.75 1/23/13: Pulse Electronics issued 1,000 shares of its newly - authorized Series A Preferred Stock to OCM PE Holdings, L.P. 1/30/13: Pulse Electronics introduces Pin - in - Paste RF MoCA Filter Modules. 2/19/13: Pulse Electronics Introduces Ultra - thin NFC Ferrite Sheet Antenna. 3 /11/13: Pulse Reports 2012 Fourth Quarter Results with flat sales, operating loss of $4.6M compared to $2.7M in prior - year quarter. 7/15/13: Pulse Electronics Corporation announces a unique new addition to the Sidewinder(R) AC current sensor line, the PA3207NL. 8/6/13: Pulse Electronics Introduces Ultra - thin NFC Ferrite Sheet Antenna. 2/21/14: Pulse Electronics Corporation Announces Convertible Note Exchange Transactions Reduces Debt, Extends Maturity, and Clarifies Capital Structure; Allows Company to Focus on Long Term Strategy. 9/26/14: Pulse Electronics Announces Initiative to Reduce Costs Through Voluntary NYSE Delisting and SEC Deregistration 11/10/14: Pulse Electronics Corporation Reports Third Quarter Results, with net sales of $88.2 million, down 7% from prior - year quarter and down 5.7% from Q2. Source: Company filings, Capital IQ, Factiva. 11/28/14 : Pulse Electronics announces the appointment of Mark Twaalhoven as its Chief Executive Officer 12/29/14 : Pulse Electronics files Form 15 - 12B with the SEC terminating its registration and duty to file statements and reports with the SEC

0.000 0.200 0.400 0.600 0.800 1.000 1.200 1.400 1.600 1.800 2.000 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 09/02/14 09/16/14 09/30/14 10/14/14 10/28/14 11/11/14 11/25/14 12/09/14 12/23/14 01/06/15 Daily Volume (MMs) Closing Stock Price (US $) Daily Volume Pulse Electronics Corporation Events Trading History Since September 2014 Project Horizon Discussion Materials 4 Price & Volume History Source: Company filings, Capital IQ, Factiva. 11/10/14: Pulse Electronics Corporation Reports Third Quarter Results, with net sales of $88.2 million, down 7% from prior - year quarter and down 5.7% from Q2. 9/26/14: Pulse Electronics Announces Initiative to Reduce Costs Through Voluntary NYSE Delisting and SEC Deregistration 11/17/14: Pulse Electronics unveils new MIMO DAS ceiling mount antennas 11/28/14: Pulse Electronics announces the appointment of Mark Twaalhoven as its Chief Executive Officer 12/11/14: Pulse Electronics Introduces HDBaseT Transformers 12/29/14: Pulse Electronics files Form 15 - 12B with the SEC terminating its registration and duty to file statements and reports with the SEC

Relative Performance Project Horizon Discussion Materials 5 Indexed 1 - Year Relative Price Performance Source: Capital IQ Note: 1. The index of Selected Companies includes Bel Fuse Inc., Amphenol Corporation, TE Connectivity Ltd., PCTEL, Inc., Littelfuse Inc., Ude Corp., Methode Electronics, Inc., and Delta Electronics, Inc. S&P refers to Standard & Poor’s. 0% 20% 40% 60% 80% 100% 120% 140% 160% Indexed Prices Pulse Electronics Corporation S&P 500 Index Selected Companies Index

Representative Levels - Consolidated Project Horizon Discussion Materials 6 EBITDAO refers to Earnings Before Interest, Taxes, Depreciation & Amortization, and Stock Option Expense. CAGR refers to Compound Annual Growth Rate. E refers to Estimated. Sources: Company Management. (dollars in millions) Fiscal Year Ended December 31, Fiscal Year Ending December 31, CAGR 2012 2013 2014E 2015E 2013 to 2015E Revenues, Net $373.2 $355.7 $343.5 $357.5 0.3% Growth % 1.1% -4.7% -3.4% 4.1% Cost of Sales (Goods Sold) ($298.9) ($274.0) ($266.6) ($270.1) Gross Profit $74.3 $81.7 $76.9 $87.4 Margin % 19.9% 23.0% 22.4% 24.4% Total SG&A ($74.8) ($73.9) ($67.5) ($69.7) Depreciation & Amortization 7.8 7.4 7.3 7.1 Non-Cash Stock Based Compensation 1.8 1.8 1.3 1.5 Pension Expense 0.1 (0.1) 0.2 0.3 EBITDAO $9.2 $16.9 $18.2 $26.6 25.2% Margin % 2.5% 4.8% 5.3% 7.4% Growth % -14.3% 84.3% 7.6% 45.8%

Representative Levels - Segments Project Horizon Discussion Materials 7 CAGR refers to Compound Annual Growth Rate. E refers to Estimated. Sources: Company Management. (dollars in millions) Fiscal Year Ended December 31, Fiscal Year Ending December 31, CAGR 2012 2013 2014E 2015E 2013 to 2015E Network Revenues, Net $158.1 $150.6 $152.6 $167.3 5.4% Growth % NA -4.8% 1.3% 9.6% Cost of Sales (Goods Sold) ($124.4) ($116.5) ($117.8) ($127.4) Gross Profit $33.7 $34.1 $34.8 $39.9 Margin % 21.3% 22.6% 22.8% 23.8% Power Revenues, Net $120.1 $111.5 $105.9 $111.4 -0.1% Growth % NA -7.2% -5.0% 5.2% Cost of Sales (Goods Sold) ($91.7) ($80.9) ($75.7) ($79.9) Gross Profit $28.5 $30.7 $30.2 $31.5 Margin % 23.7% 27.5% 28.5% 28.3% Wireless Revenues, Net $94.9 $93.6 $85.0 $78.8 -8.2% Growth % NA -1.4% -9.2% -7.3% Cost of Sales (Goods Sold) ($82.9) ($76.6) ($73.1) ($62.8) Gross Profit $12.1 $16.9 $11.9 $16.0 Margin % 12.7% 18.1% 14.0% 20.3%

Historical Balance Sheet Project Horizon Discussion Materials 8 Source: Company filings (dollars in millions) As of December 31, As of Assets 2011 2012 2013 9/30/14 Current Assets: Cash $17.6 $31.5 $26.9 $22.4 Accounts Receivable 59.5 63.0 62.2 61.4 Inventories 37.0 31.4 36.7 35.7 Prepaid Expenses and Other Current Assets 22.1 21.5 19.0 18.1 Total Current Assets 136.2 147.4 144.8 137.6 Fixed Assets: Property, Plant and Equipment $97.4 $94.1 $96.6 $97.7 Less: Accumulated Depreciation 68.8 64.7 68.7 72.7 Net Fixed Assets 28.6 29.4 28.0 25.0 Intangible Assets, net 3.5 3.1 2.0 2.0 Deferred Income Taxes 8.5 2.4 4.6 4.6 Deferred Loan Costs and Other Assets 4.2 6.3 9.5 9.8 Total Assets $181.1 $188.6 $188.8 $178.9 Liabilities & Stockholders' Equity Current Liabilities: Accounts Payable $52.8 $65.9 $70.9 $67.8 Current Maturities 44.9 44.2 22.3 0.0 Accrued Expenses 0.0 12.2 36.3 36.9 Total Current Liabilities 97.7 122.3 129.5 104.7 Long-Term Debt 94.0 96.8 $90.0 $121.5 Deferred Taxes 8.7 7.6 11.8 11.8 Other Liabilities 13.0 11.5 11.1 12.4 Total Liabilities 213.3 238.1 242.4 250.4 Minority Interest 7.5 6.1 6.2 6.2 Stockholders' Equity: Common Stock 0.0 0.0 1.0 2.2 Paid-in Capital 218.8 236.2 257.8 262.0 Retained Earnings (258.5) (291.8) (318.6) (342.0) Less: Treasury Stock 0.0 0.0 0.0 0.0 Net Stockholders' Equity (39.7) (55.6) (59.8) (77.8) Total Liabilities & Stockholders' Equity $181.1 $188.6 $188.8 $178.9 Working Capital Net $65.8 $37.8 $10.7 $10.5 Total $38.5 $25.1 $15.3 $32.9

Project Horizon
Discussion Materials

Selected Companies Trading Multiples

(dollars in millions, except per share values)

Selected Company	Share Price [2]	Equity Market Value [2][3]	Enterprise Value [2][3]	Enterprise Value [1] to Adjusted EBITDAO LTM	NFY [4]	NFY+1 [4]
Bel Fuse Inc. [5]	$24.68	$293.2	$445.5	9.0x	7.6x	5.9x
Amphenol Corporation	$52.35	16,585.4	17,986.3	15.0x	14.6x	13.3x
TE Connectivity Ltd.	$62.09	25,685.1	27,182.1	9.6x	8.6x	8.0x
PCTEL, Inc.	$8.26	154.3	95.6	8.8x	7.1x	5.9x
Littelfuse Inc.	$98.12	2,221.7	2,119.9	10.9x	10.7x	9.7x
Ude Corp.	$2.32	161.3	155.1	5.6x	5.4x	4.8x
Methode Electronics, Inc.	$35.23	1,379.4	1,265.5	9.8x	8.6x	7.8x
Delta Electronics Inc.	$5.82	14,251.9	13,526.3	13.5x	13.4x	12.0x
Low				5.6x	5.4x	4.8x
High				15.0x	14.6x	13.3x
Median				9.7x	8.6x	7.9x
Mean				10.3x	9.5x	8.4x
Pulse Electronics Corporation [6]	$1.04	$18.2	$143.7	7.9x	*NMF*	*NMF*

Note: No company used in this analysis for comparative purposes is identical to the Company.
1. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.
2. Based on closing prices as of 1/20/15.
3. Based on reported fully-diluted shares.
4. Multiples based on forward-looking financial information may have been calendarized to the Company's fiscal year end of December 31, 2014.
5. No analysts' EBITDA projections for Bel Fuse. Bel Fuse's NFY and NFY+1 EBITDA was estimated by adding annualized YTD September 30, 2014 depreciation and amortization expense from Bel Fuse's public filing, to Operating Income Estimates from a Stephens Inc. research report dated October 30, 2014.
6. Data shown here for the Company are publicly available data. If using management's projections provided by the Company, the EV/Adjusted EBITDAO for NFY and NFY +1 are 7.9x and 5.4x.
**Excluded from low, high, median and mean data.*
EBITDAO refers to Earnings Before Interest, Taxes, Depreciation & Amortization and Stock Option Expense.
LTM refers to the most recently completed 12-month period for which financial information has been made public.
NA refers to not available.
NFY refers to the next fiscal year for which financial information has not been made public.
NFY+1 refers to the fiscal year following NFY.
NMF refers to not meaningful figure.
Sources: Public Company Filings; Capital IQ.

HOULIHAN LOKEY 9

Benchmarking Analysis 1 Project Horizon Discussion Materials 10 Note: No company used in this analysis for comparative purposes is identical to the Company. 1. Based on public trading prices of common stock. Adjusted EBITDAO refers to Earnings Before Interest, Taxes, Depreciation & Amortization and Stock Option Expense, adjusted fo r c ertain non - recurring items. Adjusted EPS refers to Earnings Per Share, adjusted for certain non - recurring items. Depr refers to Depreciation. EV refers to Enterprise Value. LTM refers to the most recently completed 12 - month period for which financial information has been made public, other than for t he Company, in which case LTM refers to Latest 12 Months. NA refers to not available. NMF refers to not meaningful figure. Sources: Public Filings, Subject Company Segmented Financials . Size Size [1] Historical Growth Historical Growth Projected Growth (LTM Revenue, millions) (Enterprise Value as of 1/20/15, millions) (2-Fiscal Year Revenue) (1-Fiscal Year Revenue) (1-Fiscal Year Revenue) Name Value Name Value Name Value Name Value Name Value TE Connectivity Ltd. $13,912.0 TE Connectivity Ltd. $27,182.1 Methode Electronics, Inc. 28.9% Methode Electronics, Inc. 48.7% Amphenol Corporation 14.6% Delta Electronics Inc. $6,017.5 Amphenol Corporation $17,986.3 Ude Corp. 16.0% Ude Corp. 21.1% Methode Electronics, Inc. 14.5% Amphenol Corporation $5,164.7 Delta Electronics Inc. $13,526.3 Amphenol Corporation 8.2% Littelfuse Inc. 13.5% Littelfuse Inc. 12.0% Methode Electronics, Inc. $862.4 Littelfuse Inc. $2,119.9 Littelfuse Inc. 6.8% PCTEL, Inc. 7.9% Ude Corp. 11.7% Littelfuse Inc. $843.5 Methode Electronics, Inc. $1,265.5 PCTEL, Inc. 4.8% Amphenol Corporation 7.5% TE Connectivity Ltd. 8.6% Bel Fuse Inc. $606.3 Bel Fuse Inc. $445.5 Delta Electronics Inc. 4.4% TE Connectivity Ltd. 4.8% Delta Electronics Inc. 7.2% Pulse - Consolidated $351.2 Ude Corp. $155.1 TE Connectivity Ltd. 2.3% Delta Electronics Inc. 3.1% PCTEL, Inc. 2.6% Ude Corp. $162.0 Pulse - Consolidated $143.7 Pulse - Consolidated -1.9% Pulse - Wireless -1.4% Pulse - Network 1.3% Pulse - Network $153.5 PCTEL, Inc. $95.6 Bel Fuse Inc. NA Pulse - Consolidated -4.7% Pulse - Consolidated -3.4% Pulse - Power $107.5 (Invalid Identifier) #VALUE! Pulse - Power NA Pulse - Network -4.8% Pulse - Power -5.0% PCTEL, Inc. $103.7 (Invalid Identifier) #VALUE! Pulse - Wireless NA Pulse - Power -7.2% Pulse - Wireless -9.2% Pulse - Wireless $90.1 (Invalid Identifier) #VALUE! Pulse - Network NA Bel Fuse Inc. NA Bel Fuse Inc. NA Historical Growth Historical Growth Projected Growth Projected Growth Profitability (2-Fiscal Year Adjusted EBITDAO) (1-Fiscal Year Adjusted EBITDAO) (1-Fiscal Year Adjusted EBITDAO) (5-Fiscal Year Adjusted EPS) (LTM Adjusted EBITDAO to LTM Revenue) Name Value Name Value Name Value Name Value Name Value Methode Electronics, Inc. 80.4% Methode Electronics, Inc. 124.8% Bel Fuse Inc. 437.9% Methode Electronics, Inc. 25.0% Amphenol Corporation 23.2% Pulse - Consolidated 26.2% Pulse - Consolidated 84.2% Methode Electronics, Inc. 44.3% Delta Electronics Inc. 18.5% Littelfuse Inc. 23.1% Delta Electronics Inc. 19.3% Ude Corp. 22.0% PCTEL, Inc. 43.7% Littelfuse Inc. 15.0% TE Connectivity Ltd. 20.4% Ude Corp. 18.4% Littelfuse Inc. 19.1% Amphenol Corporation 14.7% Amphenol Corporation 11.5% Ude Corp. 17.2% TE Connectivity Ltd. 9.9% Delta Electronics Inc. 13.1% Littelfuse Inc. 12.8% TE Connectivity Ltd. 11.2% Delta Electronics Inc. 16.7% Amphenol Corporation 9.0% TE Connectivity Ltd. 10.5% TE Connectivity Ltd. 11.1% Bel Fuse Inc. NA Methode Electronics, Inc. 15.0% Littelfuse Inc. 5.1% Amphenol Corporation 9.3% Delta Electronics Inc. 11.1% PCTEL, Inc. NA PCTEL, Inc. 10.5% PCTEL, Inc. 0.8% PCTEL, Inc. -1.7% Pulse - Consolidated 7.6% Ude Corp. NA Bel Fuse Inc. 8.1% Bel Fuse Inc. NA Bel Fuse Inc. NA Ude Corp. 5.1% Pulse - Consolidated NA Pulse - Consolidated 5.0% Profitability Profitability Internal Investment Liquidity Leverage [1] (NFY Adjusted EBITDAO to NFY Revenue) (NFY+1 Adjusted EBITDAO to NFY+1 Revenue) (LTM Capital Expenditures to LTM Revenue) (Current Ratio as of 1/20/15) (Debt to EV as of 1/20/15) Name Value Name Value Name Value Name Value Name Value Littelfuse Inc. 23.4% Littelfuse Inc. 24.4% Pulse - Consolidated 0.9% PCTEL, Inc. 7.1 PCTEL, Inc. 0.1% Amphenol Corporation 23.3% Amphenol Corporation 23.7% Bel Fuse Inc. 1.2% Methode Electronics, Inc. 3.2 Methode Electronics, Inc. 2.4% TE Connectivity Ltd. 20.9% TE Connectivity Ltd. 21.5% Methode Electronics, Inc. 2.7% Bel Fuse Inc. 2.6 Delta Electronics Inc. 6.5% Ude Corp. 17.3% Ude Corp. 18.1% PCTEL, Inc. 2.8% Littelfuse Inc. 2.3 Ude Corp. 11.8% Delta Electronics Inc. 16.8% Delta Electronics Inc. 17.5% Delta Electronics Inc. 2.9% Amphenol Corporation 2.2 Littelfuse Inc. 13.0% Methode Electronics, Inc. 16.7% Methode Electronics, Inc. 17.4% Littelfuse Inc. 3.4% Delta Electronics Inc. 2.1 TE Connectivity Ltd. 14.5% PCTEL, Inc. 12.6% PCTEL, Inc. 13.6% Amphenol Corporation 4.2% TE Connectivity Ltd. 1.9 Amphenol Corporation 14.6% Pulse - Consolidated 5.3% Pulse - Consolidated 7.4% TE Connectivity Ltd. 4.8% Ude Corp. 1.9 Bel Fuse Inc. 52.9% Bel Fuse Inc. NA Bel Fuse Inc. NA Ude Corp. 5.8% Pulse - Consolidated 1.3 Pulse - Consolidated 98.6%

Project Horizon
Discussion Materials

Selected Transactions Multiples

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Revenue	Transaction Value/ Revenue [2]	Transaction Value/ Adjusted EBITDA [2]	Transaction Value/ Adjusted EBITDAO [2]	Adjusted EBITDA Margin % [2]
5/16/14	8/29/14	Emerson Network Power	Bel Fuse Inc	$98.0	$83.0	1.18x	NA	NA	NA
4/28/14	6/20/14	Power Solutions Business of ABB	Bel Fuse Inc	91.6	251.9	0.36x	NMF	NMF	-6.8%
4/1/14	4/1/14	UEC Electronics, LLC	Arotech Corporation	34.5	32.4	1.06x	6.6x	6.6x	16.2%
9/9/13	12/9/13	Molex Incorporated	Koch Industries, Inc	6,740.0	3,620.4	1.86x	11.0x	10.5x	16.9%
4/22/13	7/25/13	Power-One Inc	ABB Ltd	534.3	1,001.4	0.53x	4.7x	4.2x	11.2%
2/13/13	3/18/14	Toko Inc.	Murata Manufacturing Co., Ltd.	471.8	320.5	1.47x	9.1x	9.1x	16.2%
6/10/12	8/8/12	Micronetics Inc	Mercury Computer Systems, Inc.	75.4	46.0	1.64x	10.6x	10.2x	15.5%
5/14/12	7/31/12	Tii Network Technologies Inc.	Kelta Inc.	28.1	54.2	0.52x	11.2x	8.2x	4.6%
Low				$28.1	$32.4	0.36x	4.7x	4.2x	-6.8%
High				$6,740.0	$3,620.4	1.86x	11.2x	10.5x	16.9%
Median				$94.8	$167.4	1.12x	9.8x	8.6x	15.5%
Mean				$1,009.2	$676.2	1.08x	8.9x	8.1x	10.6%

Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the Transaction.
1. Transaction Value refers to the implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for the most recent LTM period prior to the announcement of the transaction.
**Excluded from low, high, median and mean data.*
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization.
EBITDAO refers to Earnings Before Interest, Taxes, Depreciation & Amortization, and Stock Based Compensation.
NA refers to not available.
NMF refers to not meaningful figure.
Source: Capital IQ.

HOULIHAN LOKEY | 11

Project Horizon
Discussion Materials

Implied Premiums Paid in Selected Going-Private Transactions - 2014

Announced Date	Company Name	Offer Price[1] (US$)	Price Premium 1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
2014 Deals									
11/17/2014	ChyronHego Corporation	$2.82	4.1%	2.8%	2.1%	(5.2%)	1.4%	2.5%	(23.8%)
10/23/2014	Digital River Inc.	$26.00	52.7%	58.6%	62.5%	66.6%	67.8%	54.6%	33.3%
10/10/2014	Dialogic, Inc.	$0.15	(81.5%)	(81.2%)	(82.0%)	(83.0%)	(85.1%)	(81.3%)	(88.0%)
9/29/2014	TIBCO Software Inc.	$24.00	23.0%	9.4%	11.1%	13.1%	15.9%	8.5%	(10.7%)
9/2/2014	Compuware Corporation	$10.43	11.6%	1.8%	4.3%	4.5%	3.5%	(0.5%)	(8.0%)
8/28/2014	Cobra Electronics Corp.	$4.30	8.3%	2.3%	4.6%	6.1%	14.7%	1.1%	0.5%
8/14/2014	OmniVision Technologies, Inc.	$29.00	17.9%	16.2%	21.5%	25.3%	41.8%	9.9%	2.5%
8/10/2014	Kinder Morgan Energy Partners, L.P.	$90.74	12.9%	10.4%	11.3%	13.4%	17.4%	12.4%	7.4%
8/10/2014	El Paso Pipeline Partners, L.P.	$39.11	16.4%	12.3%	11.2%	12.6%	20.0%	16.7%	(8.7%)
8/4/2014	Pike Corporation	$12.00	50.8%	7.6%	11.6%	14.6%	14.9%	3.9%	(3.9%)
6/13/2014	Limelight Networks, Inc.	$6.55	124.3%	147.3%	165.0%	173.2%	191.1%	137.9%	116.9%
4/7/2014	Vocus Inc.	$18.00	47.8%	8.5%	11.7%	16.5%	33.6%	3.0%	0.4%
4/2/2014	DFC Global Corp.	$9.50	5.8%	3.1%	10.3%	8.2%	(1.2%)	1.5%	(41.9%)
2/17/2014	Chindex International Inc.	$24.00	39.9%	45.2%	44.0%	44.8%	44.3%	47.5%	27.2%
1/16/2014	CEC Entertainment Inc.	$54.00	11.5%	3.2%	6.3%	8.3%	12.6%	1.0%	(1.4%)
1/10/2014	American Pacific Corporation	$46.50	18.9%	9.9%	11.6%	7.7%	5.2%	7.4%	(20.1%)
2014 Deals									
Low			(81.5%)	(81.2%)	(82.0%)	(83.0%)	(85.1%)	(81.3%)	(88.0%)
High			124.3%	147.3%	165.0%	173.2%	191.1%	137.9%	116.9%
Mean			22.8%	16.1%	19.2%	20.4%	24.9%	14.1%	(1.1%)
Median			17.1%	8.9%	11.3%	12.9%	15.4%	5.7%	(2.6%)

Source: Company filings, CapitalIQ
Note:
na refers to not announced
1. *As of announcement date or any revised offers received after announcement date*
2. *VWAP stands for Volume Weighted Average Price*
3. *As of announcement date*

HOULIHAN LOKEY | 12

Project Horizon
Discussion Materials

Implied Premiums Paid in Selected Going-Private Transactions - 2013

Announced Date	Company Name	Offer Price[1] (US$)	Price Premium 1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
2013 Deals									
12/20/2013	Arden Group Inc.	$126.50	0.7%	(0.1%)	(1.2%)	(1.7%)	(0.6%)	0.3%	(6.9%)
12/19/2013	Nine West Holdings, Inc.	15.00	3.9%	6.8%	4.8%	2.2%	(0.6%)	4.5%	(15.2%)
12/18/2013	Nicholas Financial Inc.	16.00	4.7%	2.9%	1.2%	(0.3%)	1.6%	4.7%	(7.0%)
11/19/2013	Patheon Inc.	9.32	56.9%	63.6%	58.1%	50.0%	55.0%	57.6%	37.3%
11/14/2013	Innotrac Corp.	8.20	25.8%	19.1%	28.0%	31.9%	48.3%	12.0%	0.7%
11/4/2013	Anaren, Inc.	28.00	12.4%	0.1%	0.1%	0.2%	2.1%	0.0%	(0.1%)
11/1/2013	Morgans Hotel Group Co.	8.00	11.7%	17.2%	15.4%	15.5%	9.9%	14.9%	(1.4%)
10/21/2013	NTS, Inc	2.00	26.6%	25.5%	23.5%	18.7%	47.3%	25.4%	11.1%
10/21/2013	Tellabs Inc.	2.45	4.3%	6.6%	5.8%	6.4%	13.2%	7.3%	(31.2%)
10/15/2013	Mac-Gray Corp.	21.25	42.3%	45.4%	45.6%	44.3%	48.5%	45.8%	36.2%
9/30/2013	Active Network, LLC	14.50	27.2%	38.7%	42.5%	49.2%	78.8%	33.1%	15.7%
9/25/2013	Flow International Corporation	4.05	8.6%	13.8%	11.0%	8.8%	9.4%	12.0%	0.5%
9/23/2013	Greenway Medical Technologies, Inc.	20.35	20.1%	34.2%	51.5%	60.9%	59.8%	24.3%	4.7%
9/11/2013	R.G. Barry Corporation	19.00	13.0%	18.0%	11.3%	14.5%	24.7%	16.3%	5.7%
8/26/2013	Globecomm Systems Inc.	14.15	(1.7%)	(0.8%)	3.7%	5.6%	11.2%	0.5%	(4.1%)
8/26/2013	TMS International Corp.	17.50	12.4%	11.1%	11.2%	13.2%	18.2%	14.5%	2.0%
8/16/2013	National Technical Systems Inc.	23.00	38.7%	42.7%	49.7%	52.8%	60.2%	42.3%	33.1%
7/15/2013	Frozen Food Express Industries Inc.	2.10	23.5%	22.8%	25.4%	31.0%	45.2%	23.1%	(15.7%)
6/24/2013	Keynote Systems, Inc.	20.00	48.0%	53.3%	58.9%	60.3%	46.7%	48.6%	23.8%
6/12/2013	Centerline Holding Company	39.89	18.4%	7.4%	25.0%	43.3%	95.2%	5.4%	(4.2%)
6/11/2013	Dole Food Company Inc.	13.50	32.4%	33.9%	31.4%	29.8%	26.4%	39.9%	(5.9%)
5/20/2013	Websense, Inc.	24.75	28.7%	41.6%	51.7%	55.8%	62.4%	32.3%	28.4%
5/6/2013	BMC Software, Inc.	46.25	1.8%	3.1%	3.2%	5.9%	8.3%	2.1%	(0.2%)
4/29/2013	Telular Corporation	12.61	30.9%	29.2%	26.9%	23.8%	24.5%	30.8%	11.2%
4/15/2013	National Financial Partners Corp.	25.35	8.3%	11.3%	16.3%	21.8%	29.3%	9.6%	6.8%
5/23/2013	rue21, Inc.	42.00	23.1%	27.9%	36.4%	41.6%	43.5%	23.4%	21.7%
3/18/2013	Edac Technologies Corp.	17.75	8.0%	12.8%	15.6%	24.1%	28.9%	9.8%	6.0%
3/8/2013	Gardner Denver, Inc.	76.00	2.9%	8.3%	8.7%	8.3%	10.7%	5.3%	-
2013 Deals									
Low			(1.7%)	(0.8%)	(1.2%)	(1.7%)	(0.6%)	0.0%	(31.2%)
High			56.9%	63.6%	58.9%	60.9%	95.2%	57.6%	37.3%
Mean			19.1%	21.3%	23.6%	25.6%	32.4%	19.5%	5.5%
Median			15.7%	17.6%	19.9%	22.8%	27.7%	14.7%	1.4%

2013-2014 Deals

	1-Day Prior	30-Day VWAP	60-Day VWAP	90 -Day VWAP	180-Day VWAP	52-Week VWAP	52-Week High
Low	(81.5%)	(81.2%)	(82.0%)	(83.0%)	(85.1%)	(81.3%)	(88.0%)
High	124.3%	147.3%	165.0%	173.2%	191.1%	137.9%	116.9%
Mean	20.4%	19.4%	22.0%	23.7%	29.7%	17.5%	3.1%
Median	17.1%	11.8%	11.7%	15.1%	22.3%	10.9%	0.5%

Source: Company filings, CapitalIQ
Note:
na refers to not announced
1. *As of announcement date or any revised offers received after announcement date*
2. *VWAP stands for Volume Weighted Average Price*
3. *As of announcement date*

HOULIHAN LOKEY 13

Project Horizon
Discussion Materials

Illustrative Implied Multiples

(dollars in millions, except per share values)

Illustrative Purchase Price per Share	Shares Outstanding (millions)	Implied Equity Value	Price per Share as of as of 1/16/15	Implied Premium to Current Share Price	Implied Enterprise Value[1]	Implied EV[1]/ EBITDA 12/31/2014	Implied EBITDA 12/31/2015	Implied Minority Shareholder Equity Value[2]
$0.50	17.475	$8.7	$1.05	-52.4%	$164.5	8.5x	6.3x	$2.4
0.60	17.475	10.5	1.05	-42.9%	166.3	8.5x	6.3x	2.9
0.70	17.475	12.2	1.05	-33.3%	168.0	8.6x	6.4x	3.4
0.80	17.475	14.0	1.05	-23.8%	169.8	8.7x	6.5x	3.9
0.90	17.475	15.7	1.05	-14.3%	171.5	8.8x	6.5x	4.4
1.00	17.475	17.5	1.05	-4.8%	173.3	8.9x	6.6x	4.9
1.10	17.475	19.2	1.05	4.8%	175.0	9.0x	6.7x	5.3
1.20	17.475	21.0	1.05	14.3%	176.8	9.1x	6.7x	5.8
1.30	17.475	22.7	1.05	23.8%	178.5	9.2x	6.8x	6.3
1.40	17.475	24.5	1.05	33.3%	180.2	9.3x	6.9x	6.8
1.50	17.475	26.2	1.05	42.9%	182.0	9.4x	6.9x	7.3
1.60	17.475	28.0	1.05	52.4%	183.7	9.4x	7.0x	7.8
1.70	17.475	29.7	1.05	61.9%	185.5	9.5x	7.1x	8.3
1.80	17.475	31.5	1.05	71.4%	187.2	9.6x	7.1x	8.7
1.90	17.475	33.2	1.05	81.0%	189.0	9.7x	7.2x	9.2
2.00	17.475	35.0	1.05	90.5%	190.7	9.8x	7.2x	9.7

Source: Company filings, CapitalIQ
Note:
1. *Enterprise Value calculated using cash balance of $20.1 million, debt balance of $145.8 million, estimated contingent liabilities of $23.7 million, and minority interest balance of $6.2 million, per public filings and company management.*
2. *The illustrative purchase price per share multiplied by the number of shares not held by Oaktree and insiders.*

HOULIHAN LOKEY | 14

Disclaimer Project Horizon 15 This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Pulse Electronics Corporation (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company . This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith . Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials . 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